                                                                   Exhibit 10.1


  [Note: Certain portions of this document have been marked with "[c.i.]" to indicate confidential information for which confidentiality has been requested.
   The confidential portions have been omitted and filed separately with the
                     Securities and Exchange Commission.]


                            RESEARCH COLLABORATION

                                      AND

                               LICENSE AGREEMENT

                                    BETWEEN

                       CADUS PHARMACEUTICAL CORPORATION

                                      AND

                              SMITHKLINE BEECHAM

                        DATED AS OF FEBRUARY 25th, 1997

                               TABLE OF CONTENTS

1.       DEFINITIONS...................................................................2

2.       REPRESENTATIONS AND WARRANTIES...............................................14

3.       COLLABORATIVE RESEARCH PROGRAM...............................................16

4.       DEVELOPMENT AND COMMERCIALIZATION............................................31

5.       GRANT OF LICENSES............................................................38

6.       ROYALTIES AND MILESTONE PAYMENTS.............................................41

7.       PAYMENT AND REPORTS..........................................................46

8.       INFRINGEMENT ACTIONS BY THIRD PARTIES;
              PATENT ENFORCEMENT......................................................48

9.       OWNERSHIP OF INVENTIONS; PATENTS.............................................50

10.      INDEMNIFICATION..............................................................51

11.      PUBLICATION; CONFIDENTIALITY.................................................52

12.      TERM; TERMINATION OF LICENSES................................................56

13.      FORCE MAJEURE AND HARDSHIP...................................................58

14.      MISCELLANEOUS................................................................59

                            RESEARCH COLLABORATION

                                      AND

                               LICENSE AGREEMENT

     RESEARCH COLLABORATION AND LICENSE AGREEMENT (the "Agreement"), dated as of February 25th, 1997, by and among SmithKline Beecham Corporation, a Pennsylvania corporation with its principal offices at One Franklin Plaza, Philadelphia, Pennsylvania 19101, U.S.A., SmithKline Beecham p.l.c., a corporation organized under the laws of England and having a place of business at Great West Road, Brentford, Middlesex, England (collectively "SB" as defined below) and CADUS Pharmaceutical Corporation, a corporation duly organized and existing under the laws of the state of Delaware, and having offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591-6705 ("CADUS" as defined below).

                            PRELIMINARY STATEMENTS

     A. CADUS is the owner of, and has all right, title and interest in, or has acquired the rights to, certain technology involving the transfection and expression of certain Targets into yeast, the identification of Surrogate Ligands and Natural Ligands for certain Targets, and the development of yeast strains suitable for drug discovery research.

     B. CADUS has research facilities, experienced personnel and other capabilities conducive to further development of the technology and wishes to obtain funding therefor, so the technology can be applied commercially.

     C. SB recognizes such technology of CADUS represents a valuable resource for the identification of gene function and for the discovery of potential products, and SB is interested in the further development of CADUS Technology and in obtaining a license for use of Screens in SB's research and development.

     D. CADUS and SB are entering into this Agreement to provide for CADUS to conduct further research and development involving CADUS Technology in exchange for certain funding by SB and for CADUS to license, and SB and its Affiliates to obtain a license for, the use and practice of Screens in SB's research and development.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1.   DEFINITIONS


     As used in this Agreement, the following terms will have those meanings set forth in this Section 1 unless the context dictates otherwise.

              "Active Substructure" shall mean the minimum pharmacophore that is responsible for the activity of a Lead Compound or Analog.

              "Affiliate", with respect to any Party, shall mean any Person controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.

              "Analog" of any compound, or of an active component of any extract, broth or other screening sample, shall mean a compound, or an active component of any extract, broth or other screening sample, each of which was derived from a Lead Compound or from knowledge of the structure of a Lead Compound and in which the Active Substructure of such compound, or such active component of any extract, broth or other screening sample is conserved with respect to the Lead Compound.

              "Annual Research Plan" shall mean the research plan prepared annually and amended quarterly, if necessary, during the term of the Research Program as provided in Paragraph 3.1(b).

              "CADUS" shall mean Cadus Pharmaceutical Corporation and any of its respective Affiliate(s) to which any rights and/or obligations of it shall be assigned and/or delegated pursuant to this Agreement.

              "CADUS Patents" shall mean all patents and patent applications to the extent they claim CADUS Technology, which are or become owned by CADUS or to which CADUS otherwise has, now or in the future, the right to grant licenses. Included within the definition of CADUS Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals, extensions, registrations, confirmations, reexaminations thereof and any provisional applications and all SPCs.

              "CADUS Technology" shall mean (a) prior to the Effective Date, all proprietary inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies, owned by CADUS or to which CADUS has the rights to grant licenses or sublicenses (including any academic collaborations), and relating to technology involving the transfection and expression of Targets into yeast cells and the development of such yeast cells as Screens for the discovery of potential products; and (b) after the Effective Date, all proprietary inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies, owned by CADUS or to which CADUS has the rights to grant licenses or sublicenses, and utilized or arising under the Research Program, provided CADUS Technology shall not include any SB Technology as defined in subparagraph (2) of the definition of SB Technology. For the purposes of clarity, the identity, sequence information, and structure of the Natural Ligand for any Third Party Target, or other information on the biological function of such Third Party Target are not CADUS Technology and may be provided by SB to Third Parties.

              "CADUS's Therapeutic Areas of Interest" shall mean the following with respect to humans: cancer, autoimmune, allergic and inflammatory diseases.

              "Compound" shall mean any Lead Compound or any Analog of any Lead Compound.

              "Constitutively active mutant target" shall mean a mutant form of a receptor that is unlike its naturally occurring counterpart in that it activates a G protein-mediated signal transduction pathway in the absence of a ligand at levels significantly above that of its naturally occurring counterpart at comparable expression levels in yeast.

              "Co-Promotion" shall mean those activities undertaken by a pharmaceutical company's sales and marketing personnel to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product and to maximize its commercial value in the market place. When used as a verb, "Co-Promote" shall mean to engage in such activities.

              "Effective Date" shall mean the date of this Agreement as set forth at the beginning of this Agreement.

              "FDA" shall mean the United States Food and Drug Administration, or the successor thereto.

              "First Commercial Sale" shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product.

              "Gross Profit" shall mean the gross receipts from sales of a Value Added Product in the Co-Promotion country less (a) normal and customary trade, quantity and cash discounts actually paid or accrued in accordance with generally accepted accounting principles consistently applied and allowances or credits paid to customers on account of rejection or return of the Value Added Product in accordance with SB's returned goods policy (collectively, "RAR"), (b) the Local Cost of Goods, and (c) any royalties paid or payable by SB to CADUS or any other Third Party in connection with the sale of the Value Added Product in the CoPromotion country. Any accruals for RAR deductions shall be reconciled with actual results on a quarterly basis and any adjustments shall be reflected in the subsequent quarter's computation of Gross Profit.

              "IND" shall mean a Notice of Claimed Investigational Exemption for a New Drug.

              "Invention" shall mean any new or useful process, compound or composition of matter, patentable or unpatentable, or any improvement thereof, conceived or first reduced to practice, or demonstrated to have utility during and in the framework of the conduct of the Research Program.

              "Joint Invention" shall mean any Invention for which it is determined, in accordance with applicable law, that (i) one or more employees, consultants or agents of CADUS or any other persons obliged to assign such Invention to CADUS, and (ii) one or more employees, consultants or agents of SB or any other persons obliged to assign such Invention to SB, are joint inventors of such Invention.

              "Key Check Point" shall mean (a) identification by CADUS [c.i.]; and (b) demonstration that CADUS Technology [c.i.]; and (c) demonstration that [c.i.], each of (a), (b), and (c) being completed by the Key Check Point Date.

              "Key Check Point Date" shall mean the later of (a) the second anniversary of the Effective Date, or (b) one year after the earlier of (i) the date SB has performed its obligations under Paragraph 3.5(a) hereof or (ii) the date the RC has accepted into the Research Program clones of [c.i.]
Targets inserted into appropriate vectors (according to specifications set by the RC) together with information verifying that the sequence of the Targets contained in the vectors are correct.

              "Lead Compound" shall mean any compound, an active component of any extract, broth or other screening sample (including a Surrogate Ligand or Natural Ligand) identified, or whose biological activity is identified or confirmed, through the use by SB (or on behalf of SB) or CADUS (pursuant to Paragraph 3.9(b) or 5.4(a)) of any Screen and which Lead Compound is biologically active against such Screen and which may be developed for a therapeutic indication based on the biological activity demonstrated in such Screen, provided any of the CADUS Technology incorporated in such Screen is proprietary to CADUS at the time of such use by SB or CADUS as the case may be.

              "Local Cost of Goods" shall mean SB's local cost of goods for finished packaged stock of the Value Added Product as reported in its local accounts in the Co-Promotion country (and auditable by independent Third Party auditors if required) and made up of the transfer price and other related expenses for the Value Added Product from SB's manufacturing site, provided always that any such calculations shall have been made in accordance with generally accepted accounting principles and in accordance with standards consistently applied by SB for other products in the same category as, or largely similar to, the Value Added Product.

              "Make, have made, use, and sell" shall mean all exclusionary rights now or in the future conferred by a patent or equivalent of a patent (e.g., a SPC), copyright, or trade secret law of each applicable respective jurisdiction of the world, including but not limited to the right to make, have made, use, sell, license, import, copy, display, and distribute.

              "Natural Ligand" shall mean a ligand produced by a human cell or a human pathogen whose biological activity is identified or confirmed through the use by SB (or on behalf of SB) or CADUS (pursuant to Paragraphs 3.9(b) or 5.4(a)) of CADUS Technology, which ligand is biologically active against a Target thereby causing a cellular response and which is reasonably confirmed to be a ligand for the Target, provided any of such CADUS Technology is proprietary to CADUS at the time of such use by SB or CADUS as the case may be.

              "NDA" shall mean a New Drug Application.

              "Net Sales" shall mean the gross receipts from sales of Product in the Territory by SB or sublicensees ("the Selling Party") to Third Parties (excluding CADUS and its Affiliates):

     (a) in finished product form (i.e., packaged and labeled for sale to the ultimate consumer); or

     (b) in any product form other than finished product form (such as final stage bulk material ready for conversion to final form, or bulk tablets, bulk capsules, bulk ampoules or bulk vials) to distributors who subsequently convert such product into finished product form and sell to Third Parties, provided that such distributors shall not be considered sublicensees for purposes of this Net Sales definition, and further provided that for purposes of this Net Sales definition, such sales of Product in final stage bulk material form shall only be deemed to occur where such sales are due to local country requirements as such requirements are determined by SB; less deductions actually allowed or specifically allocated to Product by the Selling Party using generally accepted accounting standards for the following (but for items (i) and (ii) only to the extent that they were included in the gross invoice price):

                  (i) transportation charges, including insurance, for

                  transporting Product;

                  (ii) sales and excise taxes and duties paid or allowed by the Selling Party and any other governmental charges imposed upon the production, importation, use or sale of such Product and paid by the Selling Party;

                  (iii) trade, quantity and cash discounts actually allowed on Product;

                  (iv) allowances or credits to customers on account of rejection or return of Product in accordance with SB's returned goods policy or on account of retroactive price reductions affecting such Product; and

                  (v) Product rebates and Product charge backs including those granted to managed care entities (including Medicaid rebates).

         Any accruals for the foregoing deductions shall be reconciled with actual results on a quarterly basis and any adjustments shall be reflected in the subsequent quarter's computation of Net Sales.

         Sales between SB and its sublicensees (other than sublicensees that are end-users) shall be excluded from the computation of Net Sales and no royalties will be payable on such sales. Notwithstanding the immediately preceding sentence, it is understood that any transactions between SB or any of its or their sublicensees on the one hand and a PSB on the other hand will be deemed to be transactions with Third Parties for the purposes of computing Net Sales, provided that the conditions of such sales to the PSB, including any and all rebates and discounts allocated to transactions with the PSB, shall be on an arms length basis and such rebates and discounts shall be fully deductible in the computation of Net Sales. In the event that any PSB type activity is within SB or within any of its Affiliates or its or their sublicensees as only part of its or their total activities rather than in a separate Affiliate, a notional Net Sales figure will be calculated on an arms length basis to cover such activities. The term "PSB" as used in this definition shall mean any present or future Affiliate of SB or its sublicensees which conducts a pharmaceutical service business for or on behalf of Third Parties, including pharmaceutical benefits management services (hereinafter "PBM"), wholesaler distribution, pharmacy distribution, managed-care services, disease-management services, hospital services, or mail-order prescription pharmacy services. As of the Effective Date, Affiliates of SB which are included within the definition of PBM are Diversified Pharmaceutical Services and Diversified Prescription Delivery llc.

                  "Operating Profit" shall mean Gross Profit less deductions for
         (i) the cost to SB for distribution services, (ii) SB's cost for providing medical information services in support of the Value Added Product; (iii) SB's cost for providing quality control and quality assurance services in support of the Value Added Product; (iv) SB's cost for providing bids and tender management, formulary listing and managed care field force services in support of the Value Added Product, and; (vi) the costs incurred by SB in connection with SB's provision of physician level sales and marketing data and information for the Value Added Product as extracted from SB's data warehouse. Salary, salary related expenses or direct costs associated with either party's field force shall not be deducted from Gross Profit in computing Operating Profit.

                  "Party" shall mean CADUS or SB and, when used in the plural, shall mean CADUS and SB.

                  "Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, university, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

                  "Post-Term CADUS Technology/CADUS Patents" shall mean CADUS Technology which are Screens transferred to SB during the term of the Research Program and CADUS Patents covering such transferred CADUS Technology, the license to each of which was granted to SB pursuant to Paragraph 5.1 and has expired.

                  "PLA" shall mean a Product License Application.

                      "Project Compound" shall mean a Compound that has received approval as a pre-clinical development candidate pursuant to the then applicable internal policies and procedures of SB.

                      "Product" shall mean any product which uses as one of its

         active ingredients a Compound which is developed by or on behalf of SB, each developed for a therapeutic indication based on the biological activity demonstrated by the relevant Lead Compound or the Natural Ligand in the relevant Screen.

                      "Promotional Expenses" shall mean any actual pre or post Value Added Product launch out of pocket promotional expenses (including the cost of the Value Added Product samples calculated at the Local Cost of Goods) by either party, which are set forth in any annual Marketing Plan, accounted for according to generally accepted accounting principles and approved by the Marketing Committee related to the marketing and Co-Promotion of the Value Added Product in the Co-Promotion country. Promotional Expenses shall include, among other things, actual costs for printing of promotional and training materials, services provided by third parties (e.g. advertising); symposia; the cost of any Phase IV post-marketing clinical studies, compassionate use program and/or indigent patient programs (including the cost of the Value Added Product samples calculated at the Local Cost of Goods).

                      "Proprietary" shall mean, with respect to intellectual property, intellectual property that is (in whole or in part) a trade secret, covered by the claims of an issued patent or covered by the claims of a patent application at the relevant time.

                      "Research Committee" shall have the meaning set forth in
         Section 3.2 hereof.

                      "Research Program" shall mean all of the research activities conducted by CADUS, or by CADUS in collaboration with SB and its Affiliates for the benefit of SB and its Affiliates, which are undertaken pursuant to Section 3 of this Agreement.

                      "Royalty Term" shall mean, with respect to each Product in each country in the Territory, the period of time commencing on the date of the First Commercial Sale of such Product in such country and ending on the later of (i) ten (10) years from such date, and (ii) the date on which the last to expire of Valid Claims covering such Product in such country expires.

                      "SB" shall mean, collectively, SmithKline Beecham Corporation, SmithKline Beecham p.l.c, and any of their respective Affiliate(s) to which any rights and/or obligations of either of them shall be assigned and/or delegated pursuant to this Agreement.

                      "SB Patents" shall mean all patents and patent

         applications to the extent they claim SB Technology, which are or become owned by SB or to which SB otherwise has, now or in the future, the right to grant licenses. Included within the definition of SB Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals, extensions, registrations, confirmations, reexaminations thereof and any provisional applications and all SPCs.

                      "SB Technology" shall mean (1) any and all proprietary data, substances, processes, materials, formulas, know-how, inventions and information derived from the use of CADUS Technology by SB, provided such data, substances, processes, materials, formulas, know-how, inventions and information are not included in subparagraph
         (2) of this definition ; (2) Third Party Targets, Substances associated with such Third Party Targets, and any and all data, substances, processes, materials, formulas, know-how, inventions and information based on the use of or derived from the use of Third Party Targets and/or Substances associated with such Third Party Targets developed by or for either party arising out of the performance of the Research Program; and (3) SB Targets and Substances (except those Substances in subparagraph (2)) provided to CADUS by SB pursuant to the Research Program.

                      "Screen" shall mean any screening assay which incorporates a Target and which was developed by CADUS, alone or with any collaboration by SB, during the term of the Research Program, or otherwise provided to SB by CADUS and accepted by SB as a screening assay during the term of the Research Program.

                      "SPCs" shall mean a right based upon a patent to exclude others from making, using or selling a product, process, substance, composition or service, such as a Supplementary Protection Certificate.

                      "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated as of the Effective Date, between CADUS and SmithKline Beecham Corporation.

                      "Substances" shall have the meaning  set forth in Section
         3.10 hereof.

                      "Surrogate Ligand" shall mean any agonist molecule whose biological activity is identified or confirmed by CADUS through the use of CADUS Technology or SB Technology licensed to CADUS pursuant to Paragraph 5.3 or 5.4 and which is biologically active against a Target thereby causing a cellular response and which is not a Natural Ligand or Analog of such Natural Ligand for such Target.

                      "Takeda" shall mean Takeda Chemical Industries, Ltd., a corporation organized under the laws of Japan, having a principal place of business at 1-1, Doshomachi 4-Chome, Chuo-ku, Osaka, 541, Japan, and its Affiliates.

                      "Target" shall mean any confirmed or putative orphan G protein-coupled receptor and shall include only such SB Targets, Third Party Targets, CADUS Targets or Other Targets as are actually included in the Research Program pursuant to Paragraph 3.1(c) and which have not been excluded or withdrawn by CADUS or SB pursuant to Paragraph 3.1(c).

                      (a) "SB Target" shall mean a Target which is proprietary in whole or in part to SB and that is provided by SB to CADUS for use in the Research Program pursuant to this Agreement and which is not a Third Party Target.

                      (b) "Third Party Target" shall mean a Target which is proprietary in whole or in part to a Third Party and to which SB has obtained from each such Third Party the right to use in the Research Program and that is provided by SB to CADUS for use in the Research Program pursuant to this Agreement. For the purposes of this Agreement, all Third Party Targets are deemed to be proprietary to a Third Party.

                      (c) "Other Target" shall mean a Target, other than an SB Target, Third Party Target, or CADUS Target, that is provided by SB to CADUS or is provided by CADUS to SB for use in the Research Program pursuant to this Agreement.

                      (d) "CADUS Target" shall mean a Target which is proprietary in whole or in part to CADUS and that is provided by CADUS to SB for use in the Research Program pursuant to this Agreement.

                      "Territory" shall mean the entire world.

                      "Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

                      "Valid Claim" shall mean a claim of any SB Patent or CADUS Patent, as the case may be, which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

                      "Value Added Product" shall mean individually or collectively Value Added Target Product, Value Added Peptide Product, and Value Added CADUS Product.

                      (a) "Value Added Target Product" shall mean a Product wherein the relevant Screen incorporated a CADUS Target.

                      (b) "Value Added Peptide Product" shall mean a Product which is a peptide Surrogate Ligand, a rationally designed peptide analog of such peptide Surrogate Ligand, or a rationally designed non-peptide Analog of such peptide Surrogate Ligand, provided that such Value Added Peptide Product does not include a Natural Ligand to the Target used in the screen or any Analog of such Natural Ligand.

                      (c) "Value Added CADUS Product" shall mean a Product (other than a Value Added Peptide Product) where the Compound was provided to SB by CADUS pursuant to Paragraphs 3.9(b)(1) and 5.4(b).

         2.   REPRESENTATIONS AND WARRANTIES.

              2.1     Representations and Warranties of Both Parties
         Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party that would materially and adversely affect its ability to perform under this Agreement; (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iv) this Agreement constitutes a valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

              2.2     Representations and Warranties of CADUS

              CADUS hereby represents and warrants to SB that:

                      (a) It is the owner, or licensee, of the CADUS Technology existing on the Effective Date and has the right to grant licenses therefor;

                      (b) All CADUS Patents have been maintained to date and, to the best of its knowledge, all CADUS Patents licensed to CADUS have been maintained to date;

                      (c) During the term of the Research Program it shall maintain the licenses to CADUS Technology licensed to it and referred to in subparagraph (a) and it shall maintain the licenses to CADUS Patents licensed to it and referred to in subparagraph (b);

                      (d) It is not aware of any asserted or unasserted claim or demand which it believes can be enforced against such CADUS Patents;

                      (e) To the best of its knowledge, the practice of such CADUS Patents during the conduct of the Research Program does not infringe upon or conflict with any patent or other enforceable proprietary rights of any Third Party, except that SIBIA Neurosciences, Inc. has commenced a patent infringement litigation claiming that CADUS is infringing U.S. Patent No. 5,401,629 owned by SIBIA Neurosciences, Inc.

         (which also owns a related patent U.S. Patent No. 5,436,128) (although neither Party acknowledges infringement or validity of such patents);

                      (f) During the Research Program, it shall use its reasonable best efforts to take licenses to patents and technology of Third Parties (other than the patents referred to in subparagraph (e)) which patents are reasonably necessary in order to use the CADUS Technology in the conduct of the Research Program, provided such licenses are available to CADUS on commercially reasonable terms and in no event shall this Paragraph 2.2(f) be construed as an obligation of CADUS to take any licenses to Targets or Compounds; and

                      (g) It has not entered into any agreement with any Third Party which is in conflict with any of the rights granted to SB and its Affiliates pursuant to this Agreement.

              2.3     Representations and Warranties of SB

         SB hereby represents and warrants to CADUS that it is the owner of, or has the rights to include in the Research Program, all SB Targets and Third Party Targets.

         3.   COLLABORATIVE RESEARCH PROGRAM


              3.1     Scope of Research Program

              (a) The Research Program is a program for collaborative research under which CADUS and SB will carry out the research agreed upon by the Parties directed at Targets during the term of the Research Program (as defined in Paragraph 3.8). SB has the right, under the Research Program, to have CADUS conduct research on [c.i.] during the initial term of the Research Program and [c.i.] any extension of the Research Program pursuant to Paragraph 3.8. Promptly after the Effective Date SB shall have the right to submit to CADUS [c.i.] confirmed or putative orphan G protein-coupled receptors for inclusion into the Research Program and such receptors shall be Targets provided they are not excluded or withdrawn as provided in this Section 3. SB shall have the right to replace any of such [c.i.] receptors which are excluded or withdrawn as provided in this Section 3.

              (b) Prior to the commencement of the Research Program and thereafter prior to the commencement of each calendar year, the Research Committee shall prepare and provide to each Party, in form and substance mutually acceptable to each Party, an outline of the goals and scope of the research to be undertaken during the upcoming year, together with a detailed description of the specific research activities to be undertaken (an "Annual Research Plan"). The Parties intend that the Annual Research Plan will also contain a list of selected Targets (specifying, to the extent possible, whether they are SB Targets, Third Party Targets, CADUS Targets or Other Targets).

              (c) The Annual Research Plan for the period commencing on the Effective Date and ending on one (1) year after the Effective Date will be prepared by the Research Committee as soon as possible after the Effective Date and provided to each party. The Research Committee may revise each Annual Research Plan quarterly. The Annual Research Plan and the Key Check Point may be amended only with the unanimous consent of the Research Committee. If the Research Committee cannot reach unanimity as to whether or not to amend an Annual Research Plan or Key Check Point, it shall not be amended. SB, in consultation with CADUS, will decide the Targets to be included (the RC shall finally select the Targets to be included pursuant to Paragraph 3.2) and the priorities within the Research Program. CADUS shall have the right to exclude from the Research Program Targets CADUS has previously committed to a Third Party (i.e., prior to being proposed by SB pursuant to Paragraph 3.1(a)) on an exclusive basis. CADUS shall also have the right to exclude from the Research Program Targets CADUS has previously committed to a Third Party on a non-exclusive basis, unless SB specifically indicates in writing that it accepts inclusion of such Target on a non-exclusive basis. SB can withdraw a Target from the Research Program at any time provided CADUS has not begun to make a Screen incorporating such Target (i.e., has not initiated a search for a Surrogate Ligand for such Target), in which event CADUS will have the right to conduct research on such Target for itself or a Third Party as if such Target had never been included in the Research Program provided CADUS does not use any SB Technology other than that licensed to CADUS pursuant to Paragraph 5.3. SB or CADUS can exclude or withdraw a Target from the Research Program at any time if it reasonably believes the use of such Target infringes a valid patent of a Third Party, in which event CADUS will have the right to conduct research on such Target for such Third Party provided SB and not CADUS was the one to withdraw the Target and CADUS does not use any SB Technology other than that licensed to CADUS pursuant to Paragraph 5.3.

              (d) If the Research Committee fails to agree on an Annual Research Plan the matter shall be referred for further review and resolution to the Sr. Vice President of Biopharmaceutical Research & Development of SB, or such other similar position designated by SB from time to time, and the Chief Executive Officer of CADUS, or such other similar position designated by CADUS from time to time. Until the Sr. Vice President of Biopharmaceutical Research & Development of SB and the Chief Executive Officer of CADUS make a joint decision, and in the absence of such a decision, SB shall continue to provide funding to CADUS for the Research Program at the same level of funding as provided during the previous year, in accordance with Paragraph 3.3, and CADUS shall continue to conduct the Research Program in accordance with the goals and scope of the research described therein and shall continue staffing and non-staffing resource levels consistent with previous staffing and non-staffing resource levels.

              3.2     Research Committee

              (a) The Parties shall establish a Research Committee (the "Research Committee" or "RC"), which shall be comprised of eight (8) members: (I) four (4) SB representatives designated by SB promptly after the Effective Date, (ii) the Vice President of Research at CADUS, or such other similar position designated by CADUS from time to time, and (iii) three (3) additional CADUS representatives designated by CADUS. Members of the Research Committee may be represented at any meeting by a designee appointed by such member for such meeting, if such member is unable to attend such meeting. The chairperson of the Research Committee shall be designated annually on an alternating basis between the Parties. The Party not designating the chairperson shall designate one (1) of its representative members as secretary to the Research Committee for such year. Each Party shall be free to change its representative members, on written notice to the other Party, provided that it does so in compliance with this Paragraph 3.2. The Research Committee shall exist until the termination or expiration of the term of the Research Program. Each party may bring additional nonRC representatives to meetings as appropriate.

              (b) Responsibilities. The Research Committee shall be responsible for preparing the Annual Research Plan (based on priorities set by SB and taking into account CADUS's views as to the feasibility of the scope and timing of research activities and objectives), monitoring and adapting the Annual Research Plan based on the results and progress of the Research Program, establishing long-term objectives for the Research Program and evaluating the progress of the Research Program in accordance with Paragraph 3.1(b), including, without limitation:

                      (1) Deciding the direction and objectives of the Research Program;

                      (2) Promptly determining if the research milestones of Paragraph 3.3(g) have been met after notice to the RC by CADUS that such research milestone has been met;

                      (3) Providing ongoing scientific guidance to the Research Program;

                      (4) Providing a forum for the exchange of scientific information among the scientists participating in the Research Program; and

                      (5) Finally selecting which receptors that are submitted by SB pursuant to Paragraph 3.1(a) are to be included in the Research Program. It is understood that any disputes under this subparagraph (5) are subject to the dispute resolution mechanism set forth under Paragraph 3.2(d) and not Paragraph 3.1(d).

              (c) Meetings. During the term of the Research Program, the Research Committee shall meet at least twice per year, and more frequently as the Parties deem appropriate, on such dates and at such times as the Parties shall agree. In addition, the parties will meet at SB for an annual review of the Research Program. At such meetings, the Research Committee shall, among other things, discuss the progress of and plans for the Research Program and seek to agree on the specific research activities to be undertaken. The meetings shall be held at locations that are agreed upon by the Parties. The chairperson shall be responsible for sending notices of meetings to all members. The Research Committee may also convene or be polled or consulted from time to time by means of telecommunications or correspondence. If, at SB's request, a meeting of the Research Committee is held at a location that is further from CADUS than SB's King of Prussia R&D facilities, SB shall reimburse CADUS for the reasonable travel and lodging expenses of CADUS personnel who attend such meeting, promptly upon receipt of appropriate invoices therefor.

              (d) Decisions of the Research Committee.

                      (1) All decisions of the Research Committee shall be made by unanimous agreement of the members (or their designees) present in person or by telephone at any meeting; provided that at least two (2) representatives of each Party are present at such meeting.

                      (2) In the event that unanimity cannot be reached by the Research Committee with respect to a matter that is subject to its decision-making authority (other than a decision whether or not to amend the Annual Research Plan or the Key Check Point, which decision is specifically covered by Section 3.1(c) hereof), then the decision shall be referred for further review and resolution to the Sr. Vice President of Biopharmaceutical Research & Development at SB, or such other similar position designated by SB from time to time, and the Chief Executive Officer at CADUS, or such other similar position designated by CADUS from time to time. If they cannot resolve the decision at issue within thirty (30) days, the matter will be referred to arbitration pursuant to Section 14.14, unless the matter is the failure to agree on an Annual Research Plan (which matter is governed by Section 3.1(d) hereof).

              (e) Reports. Within thirty (30) days after each Research Committee meeting, the secretary of the Research Committee shall prepare and distribute minutes of the meeting which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Research Committee. Such reports shall be distributed to the members of the Research Committee and the Chief Executive Officer of CADUS and the Sr. Vice President of Biopharmaceutical Research & Development at SB.

              3.3     Funding of the Research Program

              (a) SB shall pay to CADUS a one time, non-refundable Two Million US Dollar (US$2,000,000.00) CADUS Technology development fee in one installment on February 15, 1998.

              (b) SB shall provide funding to CADUS for the conduct of the Research Program in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000), as adjusted as set forth below, each year during the term of the Research Program (as defined in Paragraph 3.8); and CADUS shall use such funding for the conduct of the Research Program. The annual level of funding to be provided by SB shall be adjusted annually commencing with calendar year 1998 to reflect a four (4%) percent increase per annum.

              (c) SB shall provide the funding in Paragraph 3.3(b) in quarterly installments equal to twenty-five percent (25%) of the then annual level of funding, in advance on the first day of January, April, July and October of each year. However, the first payment shall be made in the amount of $243,056 within thirty (30) days of the Effective Date of this Agreement (in lieu of any payment on January 1, 1997), which amount is $625,000 multiplied by a fraction the numerator of which is the number of days from the Effective Date through March 31, 1997 and the denominator of which is 90.

              (d) SB shall also pay to CADUS an amount equal to twenty percent (20%) of each payment due under Paragraph 3.3 (b) payable as follows:

                      (1) On January 1, 1998, SB shall pay to CADUS an amount equal to twenty percent (20%) of all payments due under Paragraph 3.3(c) through and including January 1, 1998; and

                      (2) The remaining payments due to CADUS under this Paragraph 3.3(d) shall be due quarterly at the same time as the quarterly payments due under Paragraph 3.3(c).

              (e) CADUS shall pay for all out-of-pocket expenses it incurs in connection with the Research Program other than the following which shall be paid by SB: (1) the cost of material, processes or equipment obtained or licensed by CADUS from Third Parties at the specific written request of SB, (2) the out-of-pocket cost of synthesizing peptides, except for initial testing quantities of such peptides, if synthesis of such peptides by or for CADUS is requested by SB in writing; and (3) travel and lodging expenses incurred by CADUS employees, consultants or advisors in connection with travel requested by SB pursuant to Paragraphs 3.2(c), 3.7 or otherwise if such travel is to a location that is further from CADUS than SB's King of Prussia R&D facilities. CADUS shall have the right to use, for its own purposes that are unrelated to the Research Program, any such material, processes or equipment obtained or licensed by it from Third Parties at the request of SB, provided that CADUS shall pay for any additional expenses arising from such use. CADUS shall not request SB, and SB shall not be obligated, to pay for material or equipment CADUS ordinarily employs in the use of CADUS Technology and ordinarily expects to employ during the term of the Research Program.

              (f) Funding for use of CADUS Technology after the term of the Research Program

              If SB wishes to use Post-Term CADUS Technology/CADUS Patents after the term of the Research Program pursuant to Paragraph 5.2, SB shall so notify CADUS at least forty-five (45) days prior to each year during which it wishes to use it. SB shall pay to CADUS a fee of One Million US Dollars (US $1,000,000) (within thirty (30) days of invoice of such fee from CADUS) for each year that SB wishes to use such Post-Term CADUS Technology/CADUS Patents up to a maximum of Five Million US Dollars (US

         $5,000,000). Such fee shall be due and payable within thirty (30) days after CADUS delivers to SB an invoice therefore, but no earlier than the first day of such year. After SB has paid to CADUS Five Million US Dollars (US $5,000,000) pursuant to this Paragraph 3.3(f), SB shall have a perpetual, fully paid-up license to use Post-Term CADUS Technology/CADUS Patents pursuant to Paragraph 5.2.

              (g) Research Milestone Payments

              SB shall pay to CADUS the following research milestone payments within thirty (30) days of the occurrence of each event (as determined by the Research Committee pursuant to Paragraph 3.2(b) (2)) set forth below:

                      (1) [c.i.] each time that SB receives from CADUS a Surrogate Ligand for each of [c.i.] separate Targets (i.e. [c.i.] Surrogate Ligands) each of which (i) [c.i.]; or (ii) does not meet the criteria of subparagraph 3.3(g)(1)(i) but which is used by SB, provided SB successfully establishes a Screen with such Surrogate Ligand and that SB directs (through the RC) that CADUS cease efforts to generate a Surrogate Ligand for that Target that meets the requirements of subparagraph 3.3(g)(1)(i); and

                      (2) [c.i.] received by SB from CADUS, provided a payment for such Target has not been made under subparagraph (1) above and further provided that the SB has directed in writing the preparation of such [c.i.]; and

                      (3) [c.i.] upon the first identification by SB of a Natural Ligand for each of [c.i.] different Targets (i.e. [c.i.] Natural Ligands) (SB being obligated to promptly notify CADUS of each such identification); and

                      (4) [c.i.] upon the identification by SB of a Natural Ligand for each subsequent set of [c.i.] Targets (SB being obligated to promptly notify CADUS of each such identification) provided such [c.i.] Targets are different than the Targets included in subparagraph (3) and any Targets previously included in this subparagraph (4); and

              The total payments made by SB under subparagraphs 3.3 (g)(1) - (4) shall not exceed Fifteen Million US Dollars (US$15,000,000.00). Further, once SB has paid to CADUS Five Million US Dollars (US$5,000,000.00) under subparagraphs 3.3(g)(1), (2), (3), and/or (4),
         SB at its option, in lieu of paying the next Five Million US Dollars (US$5,000,000.00) due under subparagraphs 3.3(g)(1), (2), (3), and/or
         (4), may from time to time (as such payments become due) purchase from CADUS in private placements up to Five Million US Dollars (US$5,000,000) worth of CADUS common stock under the terms of the Stock Purchase Agreement.

              (h) Stock Purchase

         SB has granted to CADUS the right to sell CADUS common stock to SB in private placements pursuant to the terms of the Stock Purchase Agreement.

              3.4     Conduct of Research Program by CADUS

         During the term of the Research Program, so long as SB is providing funding pursuant to Section 3.3, CADUS shall:

              (a) diligently perform its obligations under the Research Program, as set forth in any Annual Research Plan and in good faith pursue generation of Screens for Targets as accepted and prioritized by the RC, and such other activities which, from time to time, the Research Committee decides is necessary for the success of the Research Program;

              (b) use all reasonable efforts and proceed diligently to perform the work set out for CADUS to perform in the Annual Research Plan, using personnel with sufficient qualifications, skills and experience, together with sufficient equipment and facilities, to carry out its obligations under the Research Program and to accomplish the objectives of the Research Program and in furtherance thereof, CADUS intends [c.i.] provided Targets have been accepted in to the Research Program on a timely basis.;

              (c) conduct the Research Program in a good scientific and professional manner, and in compliance with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;

              (d) furnish SB with all Screens arising from the Research Program;

              (e) within thirty (30) days following the end of each calendar quarter during the term of the Research Program (commencing with the calendar quarter ending June 30, 1997), furnish SB with written reports summarizing all activities under the Research Program during such quarter;

              (f) provide to the Research Committee at each meeting thereof a written report summarizing all of the material activities of CADUS using the Screens since the period covered by the previous report;

              (g) as soon as practicable provide an invention disclosure report to SB with respect to any Joint Invention;

              (h) allow representatives of SB, upon reasonable notice and during normal business hours, to (1) visit the facilities where the Research Program is being conducted, and (2) consult informally, during such visits and by telephone, with CADUS personnel performing work on the Research Program;

              (i) maintain liability insurance with respect to the work it is performing under the Research Program in such amounts as it customarily maintains with respect to similar research programs, which insurance shall designate SB as an "insured", and to pay the premiums due thereunder; and

              (j) not submit receptors for use in the Research Program that such party knows infringes or conflicts with a patent or other enforceable proprietary right of a Third Party in the United States.

              3.5     Conduct of Research Program by SB

         During the term of the Research Program (and thereafter with respect to Paragraph 3.5(g) only), SB shall:

              (a) by one (1) year from the Effective Date (1) provide to CADUS clones of [c.i.] Targets inserted into appropriate vectors (according to specifications set by the RC but in no event more than [c.i.] vectors per clone unless otherwise specified by the RC for a particular Target) together with available quantities of the oligonucleotides used (if any) by SB to accomplish this; and (2) verify that the sequences of the Targets contained in the vectors are correct and provide to CADUS this information together with any sequencing oligonucleotides (as may be available) created for such Targets.

              (b) use all reasonable efforts to perform the work and provide the Substances set out for SB to perform and provide in any Annual Research Plan, and undertake such other activities which, from time to time, the Research Committee decides is necessary for the success of the Research Program;

              (c) not submit receptors for use in the Research Program that such party knows infringes or conflicts with a patent or other enforceable proprietary right of a Third Party in the United States.

              (d) as soon as practicable provide an invention disclosure report to CADUS with respect to any Joint Invention;

              (e) provide to the Research Committee at each meeting thereof a written report summarizing all of the material activities of SB using the Screens since the period covered by the previous report;

              (f) allow representatives of CADUS, upon reasonable notice and during normal business hours, to (1) visit the facilities where the Screens are being used, and (2) consult informally, during such visits and by telephone, with SB personnel performing work in connection with the Research Program; and

              (g) notify CADUS when a Compound becomes a Project Compound and update CADUS with respect to such at reasonable intervals thereafter

              3.6     Records

              (a) CADUS shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under all applicable laws and regulations).

              (b) SB shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of CADUS referred to in Section 3.6(a) above. SB shall maintain such records and the information of CADUS contained therein in confidence in accordance with Section 11 and shall not use such records or information except to the extent otherwise permitted by this Agreement.

              3.7     Training

         During the term of the Research Program and if requested in writing by SB, CADUS shall provide training to SB personnel to enable them to use the Screens provided to SB by CADUS pursuant to the Research Program; provided, however, that CADUS shall not be obligated to train more than two (2) SB personnel at its site at any one time and that CADUS shall not be responsible to pay the travel, lodging, and other expenses of SB personnel.

              3.8     Term of Research Program

              (a) The term of the Research Program shall commence on the Effective Date, and shall continue, except as otherwise provided in this Agreement, until the fifth anniversary of the Effective Date. SB shall have the right, in its sole discretion, to extend the term of the Research Program for such number of whole calendar years as shall not exceed five (5) years and as shall not be less than two (2) years. SB may so extend the term of the Research Program by sending written notice to CADUS specifying the number of years by which the term is being extended, prior to the fourth anniversary of the Effective Date.


              (b) Upon termination of the Research Program under this Paragraph, CADUS shall return to SB or destroy all Substances transferred to CADUS by SB, SB Targets and Third Party Targets and all Screens in its possession or control that incorporate such Substances, SB Targets and/or Third Party Targets including sequence and other related information and will cease all use thereof.

              3.9     Exclusivity

              (a) During the term of the Research Program, CADUS shall not develop or make available, with or for the benefit of any Third Party, any Screens or any screens involving any Targets or conduct any other work with respect to such Targets worked on under the Research Program or included in the Research Program pursuant to this Agreement, except as otherwise consented to in writing by SB. Notwithstanding the foregoing and subject to Paragraph 5.1, if SB extends the term of the Research Program, CADUS shall have the right, after the fifth anniversary of the Effective Date, to develop or make available, with or for the benefit of any Third Party, any Screen involving any Other Targets or CADUS Targets worked on under the Research Program, provided SB is not actively using such Screens or has not identified or confirmed the biological activity of any Compound or Product using such Screens that SB or one of its Affiliates is actively researching, developing, marketing or having marketed. For the purposes of this Paragraph 3.9(a), a Target shall include, without limitation, [c.i.].

              (b) (1) CADUS may initiate screening using Targets pursuant to the Research Program on behalf of SB upon the written approval of SB on a Target by Target basis.

                      (2) CADUS shall have the right to use Screens, without the prior written approval of SB, solely for the purpose of identifying Surrogate Ligands under the Research Program pursuant to Paragraph 5.4(a)(1).

              3.10    Material Transfer

         In order to facilitate the Research Program, either Party may provide to the other Party certain biological materials or chemical compounds including, but not limited to, Targets (collectively, "Substances") owned by or licensed to the supplying Party (other than under this Agreement) for use by the other Party in furtherance of the Research Program. Except as otherwise provided under this Agreement, all such Substances delivered to the other Party (1) shall remain the sole property of the supplying Party, (2) shall be used only in furtherance of the Research Program and solely under the control of the other Party, (3) shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and (4) shall not be used in research or testing involving human subjects by the receiving party. The Substances supplied under this Paragraph 3.10 must be used with prudence and appropriate caution in any experimental work, since not all their characteristics may be known. THE SUBSTANCES ARE PROVIDED "AS IS"
         AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE SUBSTANCES WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

              3.11    Liability

         During the Research Program, each Party shall be responsible for, and hereby assumes, any and all risks of personal injury, death or property damage caused by the negligent or willful acts or omissions of that Party or its Affiliates, and their respective directors, officers, employees or agents.

              3.12    Termination of Research Program by SB

              (a) In the event that the Key Check Point is not achieved by the Key Check Point Date, SB shall have the right to give notice to CADUS of such failure. SB shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate the rights and obligations of the Parties set forth in Section 3 (other than those in Paragraph 3.3(f) and 3.3(g)) of this Agreement by giving written notice within ninety (90) days of such date to take effect immediately upon delivery of such notice.

              (b) After the Key Check Point Date, if CADUS fails to perform its obligations under Paragraph 3.4 hereof in any material respect, SB shall have the right to give notice to CADUS of such default. If such default is not cured within sixty (60) days after such notice is given, SB shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate the rights and obligations of the Parties set forth in Section 3 (other than those in Paragraph 3.3(f) and 3.3(g)) of this Agreement by giving written notice of termination to take effect immediately upon delivery of such notice.

              (c) Upon such termination under Paragraph 3.12(a) or (b), (1) CADUS shall have no further obligation to conduct the Research Program;
         (2) SB shall have no further obligations to fund the Research Program under Paragraphs 3.3(b), 3.3(d) and 3.3(e); and (3) CADUS shall return to SB or destroy all Substances transferred to CADUS by SB, SB Targets and Third Party Targets and all Screens in its possession or control that incorporate such Substances, SB Targets or Third Party Targets including sequence and other related information, and will cease all use thereof.

         4.   DEVELOPMENT AND COMMERCIALIZATION

              4.1     Research and Development by SB

              (a) SB shall have sole and absolute discretion to determine the means and methods by which it will conduct screening, assays and other research and development using the Screens, provided that the Screens and CADUS Technology will not be made available by SB to Third Parties except as provided in Paragraph 5.4(b). For the purposes of clarity, the identity, sequence information, and structure of the Natural Ligand for any Third Party Target, or other information on the biological function of such Third Party Target are not CADUS Technology and may be provided by SB to Third Parties.

              (b) Subject to the terms of this Agreement, SB shall have the sole and absolute discretion to make all decisions relating to the research, development, marketing and other commercialization activities with respect to any Compound or Product derived by it from its use of the Screens or from CADUS activities under Paragraphs 3.9(b) and 5.4(b).

              (c) Neither SB nor any Affiliate thereof shall disassemble or seek to reverse engineer the Substances (excluding any Compounds, Products, or Natural Ligands or Surrogate Ligands) or Screens provided by CADUS to SB.


              (d) Determination by SB Not To Develop a Project Compound

                      (1) In the event that (i) SB makes a good faith determination that it is not interested in pursuing or continuing to pursue the development of a Project Compound in any way; and (ii) SB in its sole discretion seeks to license such Project Compound to a Third Party, then SB shall promptly notify CADUS to that effect and such Project Compound shall be subject to CADUS's option as provided in Paragraph 4.1(e). SB's obligations under this Paragraph to grant CADUS the option provided in Paragraph 4.1(e)(1) shall not apply to any Project Compound which is active in a screen under active use at SB, or where such Project Compound is active in the same screen as any other compound in development at SB, or where SB is unable to grant CADUS such option due to obligations (including options) to a Third Party existing as of the Effective Date.

                      (2) Until the later of (i) the termination of the Research Program; or (ii) the fifth anniversary of the Effective Date, Compounds which have not reached Project Compound status and for which SB makes a good faith determination that it is not interested in pursuing or continuing to pursue the development of a Project Compound therefrom in any way and for which SB in its sole discretion seeks to license to a Third Party are subject to CADUS's option as provided in Paragraph 4.1(e). SB's obligations under this subparagraph to grant CADUS the option provided in Paragraph 4.1(e) shall not apply to any Compound if SB is unable to grant CADUS such option due to obligations (including options) to a Third Party existing as of the Effective Date.

                      (3) SB's obligations under this Paragraph 4.1(d) shall not apply to Project Compounds or Compounds as the case may be, which SB seeks to license to a Third Party without providing such Third Party any CADUS Technology or information derived therefrom in connection with such license.

              (e) CADUS Option

                      (1) In the event that SB is required and is able, as provided in Paragraph 4.1(d), to grant CADUS an option under this Paragraph 4.1(e) with respect to any Project Compound or Compound as the case may be and so long as CADUS is not in material breach of this Agreement at such time, then SB hereby grants to CADUS an exclusive option to acquire an exclusive, worldwide license to the SB Technology, SB Patents and any other patents and know-how relating to such Project Compound or Compound as the case may be, each as necessary to make, have made, use, and sell such Project Compound or Compound (or Product incorporating it) as the case may be. Such license shall be sublicenseable so long as CADUS is involved in developing and/or marketing such Compound. The term of each such option grant shall be for a period of thirty (30) days commencing on the date SB provides written notice of such option grant to CADUS and sufficient information and data related thereto or reasonably requested by CADUS to allow CADUS to determine its interest in acquiring an exclusive license therefor. CADUS shall be deemed to have effectively exercised any such option if CADUS sends written notice of its exercise of such option to SB within the applicable thirty (30) day option period, provided that the Parties reach a definitive agreement for such license within [c.i.] after the date of the notice of such exercise. During such [c.i.] period, SB and CADUS shall negotiate in good faith to reach definitive agreements for the commercially reasonable exclusive license. During the thirty (30) day option period and the [c.i.] negotiation period, SB shall not seek to negotiate a similar license for such Project Compound or Compound as the case may be with any Third Party. In the event that SB and CADUS do not enter into such license within such [c.i.] period for any reason whatsoever, SB shall be free at any time thereafter to negotiate any license with a Third Party with respect to such Project Compound or Compound as the case may be.

                      (2) Each such exclusive license pursuant to subparagraph
         (1) shall provide for (i) royalties and milestone payments to be paid to SB; (ii) additional royalties to be paid by CADUS to SB in the amount of any royalties that SB may owe to any Third Party with respect to any product; (iii) additional compensation to be paid by CADUS to SB, to compensate SB for its expenditures, based on its fully allocated costs, for development of the Project Compound or Compound as the case may be through the date of such option exercise; and (iv) such other terms as are commercially reasonable. In the event that CADUS fails to exercise its option with such thirty (30) day period, the exclusive right to such Project Compound or Compound as the case may be shall remain with SB.

                      (3) SB shall not be obligated under any circumstances to grant CADUS the option provided in Paragraph 4.1(e) for any Project Compound which (i) has entered Phase II(b); or (ii) for any Project Compound or Compound as the case may be, in the event that SB determines not to pursue such Project Compound or Compound as the case may be at any time for safety reasons or for want of efficacy.

                      (f) CADUS Co-Promotion


         (i) In the event that SB seeks marketing approval for any Value Added Product in the United States, Canada or Mexico, then promptly upon SB's receipt of notice of acceptance for filing of the NDA for such Value Added Product, with respect to the FDA in the United States, or any equivalent receipt of notice of filing from any like agency in Canada or Mexico, SB shall provide written notice to CADUS specifying the therapeutic indication for which SB is seeking marketing approval in each applicable country and whether SB intends to itself (or through an Affiliate) sell and distribute such Value Added Product in such applicable country. CADUS shall have the option, exerciseable in writing within sixty (60) days following its receipt of such written notice from SB, to elect to Co-Promote such Value Added Product with SB in the United States, Canada and/or Mexico, as applicable, subject to the terms and conditions outlined below. For the avoidance of doubt, CADUS' option shall only apply to those Value Added Products in countries (the United States, Canada or Mexico) in which SB itself (or through an Affiliate) sells and distributes such Value Added Product.

         (ii) In the event that CADUS elects to Co-Promote a Value Added Product with SB pursuant to (i) above, then the parties shall promptly negotiate and execute a definitive Co-Promotion Agreement, but CADUS shall have the right to rescind its election at any time if a definitive Co-Promotion Agreement is not executed by SB and CADUS within ninety (90) days of CADUS's election. The definitive Co-Promotion Agreement, at a minimum, shall contain the following terms and conditions:

         (A) SB shall be solely responsible for (1) all pricing and pricing-related activities, including without limitation applying for pricing approval if necessary, (2) performing all distribution and related services, (3) all promotion, sales and marketing activities to all managed care organizations, including without limitation health maintenance organizations and hospitals.

         (B) The term of such Co-Promotion Agreement shall be for the lesser of five (5) years or the expiration of the relevant patents in the applicable co-promotion country.

         (C) The parties shall Co-Promote a single brand of Value Added Product in the Co-Promotion country, using a trademark owned, selected and controlled by SB.

         (D) A Marketing Committee shall be formed comprised of two (2) members each from SB and CADUS. An SB designated member shall chair the Marketing Committee. The decision of the Chairperson shall be final and binding. The Marketing Committee shall be responsible for deciding all issues with respect to the Co-Promotion of Value Added Product in any Co-Promotion territory. Such responsibility shall include, without limitation, establishing an annual marketing plan covering all activities in support of the Co-Promotion of the Value Added Product; developing the strategy, sales forecasts and budgets for the Value Added Product; establishing detailing levels and targeted physicians and other health care personnel; developing all promotional literature and materials; developing journal schedules; establishing promotional and detailing efforts for both parties; determining quantities of samples; determining journal schedules; overseeing advertising, press releases and other public relations; supervising health education for the Value Added Product; planning symposia and other educational program strategy; planning and conducting the appropriate clinical trials to support the marketing of the Value Added Product; planning for the sharing of medical information; monitoring, supervising and reviewing implementation of marketing plans and budgets, field force performance and marketing research.

         (E) CADUS shall provide twenty-percent (20%) of the total Co-Promotion effort in support of the Value Added Product in any Co-Promotion territory, consistent with each annual marketing plan. CADUS shall also fund the portion of the Promotional Expenses in connection with the Value Added Product, equal to the percentage of Co-Promotion effort that CADUS provides.

         (F) In consideration for its Co-Promotion of the Value Added Product, CADUS will receive a percentage of the Operating Profit from the Value Added Product equal to the percentage of Co-Promotion support that CADUS provides, which share shall in no event exceed 20% of Operating Profit.

         (G) All labels, labeling and package inserts for the Value Added Products shall be printed in accordance with SB's standard labeling format and shall contain sole reference to SB. The names of CADUS and SB shall appear on all Value Added Product educational and promotional materials in the manner determined by the Marketing Committee.

         (H) CADUS Co-Promotion option and rights shall be non-assignable and non-transferable except as provided in Paragraph 14.3.

         (iii) This option granted pursuant to this Paragraph 4.1(f) shall not apply to Value Added Products subject to co-promotion obligations (including options) to a Third Party existing as of the Effective Date.

     (g) CADUS Notification

              (1) During the term of the Research Program and any extensions thereof, SB intends to notify CADUS in the event SB in its sole determination SB seeks to outlicense to a Third Party (without existing rights (including an option) to the relevant product) in North America a pharmaceutical product in CADUS's Therapeutic Areas of Interest that is not a monoclonal antibody, radioactive agent, protein therapeutic, or gene therapy, and that has not been designated by SB as a candidate for outlicensing to a Third Party as part of a product exchange. The purpose of such notice shall be to provide CADUS with a reasonable opportunity to seek such a license from SB. Notwithstanding the foregoing, if SB inadvertently fails to provide such notice to CADUS, SB shall not be in breach of this Agreement and shall have no liability to CADUS.

              (2) During the term of the Research Program and any extensions thereof, SB shall use its reasonable best efforts to notify CADUS in the event SB in its sole determination seeks to outlicense a Project Compound (or Product incorporating it) subject to the exemptions in subparagraph 4.1(e)(3) above in North America in CADUS's Therapeutic Areas of Interest. The purpose of such notice shall be to provide CADUS with a reasonable opportunity to seek such a license from SB. Notwithstanding the foregoing, if SB inadvertently fails to provide such notice to CADUS, SB shall not be in breach of this Agreement and shall have no liability to CADUS.

5.   GRANT OF LICENSES

     5.1      License Grant for Screens

Subject to the terms and conditions of this Agreement, CADUS hereby grants to SB an exclusive right and license (including as to CADUS, except as otherwise consented to in writing by SB and except as specifically provided in Paragraphs 3.9(b) and 5.3), in the Territory, under CADUS Technology and CADUS Patents, to use and practice the Screens (including, without limitation, the right to grow sufficient amounts of Screens provided by CADUS to SB) to identify and confirm potential human therapeutics during the term of the Research Program. Furthermore, SB shall in any event have the exclusive right and license conferred under this Paragraph for all Screens for a minimum of twelve (12)

months after SB receives substances and information from CADUS enabling SB to use such Screen. SB shall also retain such exclusive right and license after the term of the Research Program if SB has identified and/or confirmed a Compound or Compounds using such Screen during the Research Program but only so long as SB actively pursues research and/or development of such Compound or any Analog thereof. Upon the expiration or termination of its license to use and practice a Screen, SB shall return to CADUS or destroy any such Screen in its possession or control.

     5.2 License Grant for Post Term CADUS Technology/CADUS Patents

Subject to the payment of the fee to CADUS provided for in Paragraph 3.3 (f), CADUS hereby grants to SB, a non-exclusive, world-wide, right and license, under Post Term CADUS Technology/CADUS Patents, to use and practice such Post Term CADUS Technology/CADUS Patents (including, without limitation, the right to grow sufficient amounts of such Screens provided by CADUS to SB) to identify and confirm potential human therapeutics after the term of the Research Program, provided such license shall be exclusive for Screens incorporating SB Targets or Third Party Targets. Upon the expiration or termination of its license to use and practice a Screen, SB shall return to CADUS or destroy any such Screen in its possession or control.

     5.3      License Grant for Certain SB Technology

SB hereby grants to CADUS an exclusive (except for SB) license, in the Territory, to make, have made, use and sell SB Technology only to the extent that such SB Technology involves improvements to proprietary CADUS Technology relating to the transfection and expression of targets into yeast cells or involves the improvements to proprietary CADUS Technology relating to use of yeast cells as screens, provided such SB Technology is not specific to a particular Target and such SB Technology is not SB Technology as defined in subpart (2) of the definition of SB Technology. Notwithstanding the preceding sentence, such license shall become non-exclusive after the later of the end of the term of the Research Program or the date the CADUS Technology to which it is an improvement ceases to be proprietary to CADUS.

     5.4      Use by CADUS of Screens

     (a) Subject to Paragraphs 5.1, 5.4(b) and 3.9(b), CADUS reserves for itself the rights to use CADUS Technology and CADUS Patents, and SB grants to CADUS under SB Patents and SB Technology the rights to the extent necessary, on behalf of SB, to make, use and practice Screens solely at CADUS's facilities pursuant to Paragraph 3.9(b). In addition:

              (1) CADUS shall have the right to use Screens, without the prior written approval of SB, solely for the purpose of identifying Surrogate Ligands under the Research Program.

              (2) Notwithstanding Paragraphs 5.1 and 3.9(b), CADUS shall have the right to use Screens for the purpose of determining the specificity of potential therapeutics that are being developed as a result of their activity against targets that are not within the Research Program, provided that SB is not precluded from granting CADUS such rights due to existing obligations to a Third Party. CADUS acknowledges that SB does not expect to be able to grant CADUS these rights for any Screen incorporating a Third Party Target.

     (b) In the event that CADUS identifies or confirms a Lead Compound using a Screen pursuant to Paragraphs 3.9(b) and/or 5.4(a), SB shall have the exclusive sublicenseable right to make, have made, use, and sell such Lead Compound, or any Compounds or Products developed therefrom, in the Territory under any CADUS Technology and CADUS Patents and any other CADUS patents and technology related thereto and necessary to make, have made, use and sell such Lead Compound, Compound, or any Products developed therefrom.

     5.5      Rights to Use Technology

     (a) Except for the specific licenses to use and practice Screens set forth in Sections 5.1 and 5.2 hereof and the license granted in Paragraph 5.4(b) hereof, CADUS is not granting to SB any other license to use the CADUS Technology under this Agreement. Accordingly, (1) SB shall not use the CADUS Technology other than the Screens (as permitted by this Agreement for any purpose whatsoever) and (2) CADUS is retaining all rights to the CADUS Technology and CADUS Patents that are not specifically being licensed to SB pursuant to Sections 5.1, 5.2 and 5.4(b) hereof.

     (b) Except as set forth in Paragraphs 3.9(b), 5.3, and 5.4(a) hereof, SB is not granting to CADUS any right to use SB Technology and SB Patents under this Agreement. Accordingly, (1)

CADUS shall not use SB Technology and SB Patents, and (2) SB is retaining all rights to the SB Technology and SB Patents, both (1) and (2) except as provided pursuant to Paragraph 3.9(b), 5.3, and 5.4(a).


     5.6      No Right to Sublicense

     (a) SB shall not have any right to sublicense to any Third Party any license granted by CADUS pursuant to Paragraph 5.1 or 5.2.

     (b) CADUS shall have the right to sublicense to any Third Party or Affiliate any right granted by SB pursuant to Paragraph 5.3 hereof.

     (c) CADUS shall not have any right to sublicense to any Third Party or any Affiliate any right granted by SB pursuant to Paragraphs 3.9(b) and 5.4(a) hereof.

6.   ROYALTIES AND MILESTONE PAYMENTS.

     6.1      Royalties

     (a) During the Royalty Term, SB shall pay the following royalties on Net Sales in the United States of each Product which is sold by SB or SB licensees, which royalty shall be calculated on a product by product basis, with the applicable royalty rate for each such Product in a calendar year being based on United States (U.S.) Net Sales for such Product in the calendar year and this determined royalty rate being applied to all United States Net Sales of such Product in such calendar year:

              [c.i.]

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




     (b) During the Royalty Term, SB shall pay a royalty of [c.i.] of Net Sales outside of the United States of each Product which is sold by SB or SB licensees.

     (c) During the Royalty Term, for Value Added Products, SB shall pay to CADUS an additional royalty to that otherwise due under Paragraph 6.1 (a) and
(b) as follows:

              [c.i.]

     (d) The royalties under this Paragraph 6.1 shall be calculated by adding together the royalty in Paragraph 6.1 (a) or (b) together with the applicable royalty for Value Added Product in Paragraph 6.1(c) [c.i.].

     6.2      Limitation on Royalties

     (a) SB's royalty payment to CADUS pursuant to this Section 6 shall not exceed [c.i.] of Net Sales nor shall it exceed [c.i.] of Net Sales for a Product based on a Compound or a Natural Ligand identified or confirmed by a Screen which incorporates a Third Party Target.


     (b) SB shall have no obligation to pay CADUS royalties on Net Sales of a Product by CADUS in the event CADUS is an SB licensee for such Product.

     6.3      Effect of Co-Promotion Agreement

     The royalties set forth in Paragraph 6.1(c) shall not apply to Net Sales of Value Added Product in the countries and for the Value Added Products with respect to which CADUS has exercised its right to co-promote pursuant to Paragraph 4.1(f), but only after a definitive Co-Promotion Agreement has been executed by SB and CADUS with respect thereto and during the term of such Co-Promotion Agreement.

     6.4      Expiration of Royalty Obligations

Upon expiration of SB's obligation to pay royalties with respect to a Product pursuant to Paragraph 6.1, SB shall have the royalty-free, perpetual right to continue to make, have made, use and sell such Product in the Territory.

     6.5      Third Party Royalties

SB, at its sole expense, shall pay all royalties owing to any Third Party in order to exercise its rights hereunder to make, have made, use, sell or have sold any Product. However, SB shall be entitled to a credit against royalties payable to CADUS for a Product in an amount equal to fifty (50%) percent of any royalties paid by SB to a Third Party for such Product pursuant to obligations required to be incurred by SB during the term of the Research Program in order to use CADUS Technology in the conduct of the Research Program, but in no event shall such credit (i) in the aggregate exceed fifty percent (50%) of the royalties due CADUS in the aggregate; and (ii) in any calendar quarter exceed fifty (50%) of the royalties due in such quarter for such Product. SB shall not be entitled to such credit in any country of the Territory in the event SB incurs such obligations to a Third Party where (1) CADUS has not consented to such obligation; and (2) the patent(s) of such Third Party for which such obligations have been incurred are held invalid or unenforceable.

     6.6      Clinical Milestone Payments

SB shall pay to CADUS the following clinical milestone payments within thirty
(30) days of the first occurrence of each event below with respect to each
Product:

     [c.i.]

     6.7      Credit Against Royalties


SB shall be entitled to a credit against royalties payable with respect to a Product in an amount equal to fifty (50%) percent of the clinical milestone payments made under Paragraph 6.6(d) with respect to such Product, but in no event shall such credit in any calendar quarter exceed fifty (50%) percent of the royalties due in such quarter.

     6.8      Single Clinical Milestone Payments

The obligation to pay for each clinical milestone under Paragraph 6.6 is imposed only once per Product and shall not be made in the case of improvements or modifications such as, but not limited to, changed forms, formats, salts, formulations, indications, processes or protocols of a Product for which a clinical milestone payment was previously made.

     6.9      Obligation to Pay Royalties

The obligation to pay royalties under this Section 6 is imposed only once with respect to the same unit of Product regardless of the number of patents pertaining thereto. There shall be no obligation to pay royalties under this
Section 6 on sales of Products among a Party, its Affiliates, its licensees and/or sublicensees but in such instances the obligation to pay royalties shall arise upon the sale by a Party, its Affiliates, its licensees or sublicensees to Third Parties.

     6.10     Takeda, Synthelabo and Merck KGaA

Notwithstanding anything else to the contrary, SB shall have no obligation to CADUS to pay royalties on Net Sales of Products:

     (a) by Takeda for Products which are subject to Takeda's rights to co-promote and/or co-market pursuant to the Restated SB-Takeda Collaboration and License Agreement dated June 28, 1996; and

     (b) by Takeda, Synthelabo and/or Merck KGaA for Products which include a Natural Ligand (or an Analog of such Natural Ligand developed by Takeda, Sythelabo and/or Merck KGaA) pursuant to the SB-Takeda Collaboration and License Agreement dated June 28, 1996, Synthelabo/SB/HGS Collaboration and License Agreement dated June 30, 1996 or the Merck/SB/HGS Collaboration and License Agreement dated July 10, 1996 as the case may be.

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7.   PAYMENTS AND REPORTS

     7.1      Payment

All payments required under this Agreement shall be payable in U.S. dollars. If SB fails to make a payment in full to CADUS on the date any payment hereunder is due, for any reason whatsoever other than if governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation to pay royalties on sales in that country shall be suspended until such remittances are possible. Each party shall have the right, upon giving written notice to the other, to receive payment in that country in local currency.

     7.2      Payment of Royalties

All royalty payments due hereunder shall be paid quarterly within sixty (60) days of the end of each calendar quarter. Each such payment shall be accompanied by a statement, Product-byProduct and country-by-country, of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales. Monetary conversions from the currency of a foreign country, in which a Product is sold, into United States currency shall be made at the official exchange rate in force in that country for financial transactions on the last business day of the calendar quarter or half year for which the royalties are being paid. If there is no such official exchange rate, the conversion shall be made at the conversion rate for such remittances on that date as certified by Citibank, N.A., New York, New York, U.S.A.

     7.3      Records Retention

SB, its Affiliates, its licensees and its sublicensees shall keep complete and accurate records (specifically including originals or copies of documents supporting entries in the books of account) pertaining to the sale of Products in the Territory and covering all transactions from which Net Sales are derived for a period of three (3) calendar years after the year in which such sales occurred, and in sufficient detail to permit CADUS to confirm the accuracy of royalty calculations hereunder.

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




     7.4      Audit Request

At the request and expense of CADUS, SB, its Affiliates, its licensees and its sublicensees shall permit an independent, certified public accountant appointed by CADUS, at reasonable times (not to exceed once per calendar year) and upon reasonable notice, to examine those records and all other material documents relating to or relevant to the computation of Net Sales in the possession or control of SB, its Affiliates, its licensees or its sublicensees, for a period of two (2) years after such royalties have accrued, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or
(ii) obtain information as to the royalties payable for any calendar quarter in the case of SB's failure to report or pay pursuant to this Agreement. Results of any such examination shall be made available to both Parties. CADUS shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of SB, its Affiliates, its licensees or its sublicensees, it is shown that SB's royalty payments under this Agreement were less than the amount which should have been paid, then SB shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within thirty (30) days after CADUS's demand therefor.

     7.5      Taxes

In the event that SB is required to withhold and remit any tax to the revenue authorities in any country in the Territory regarding any milestone payment or royalties payable to CADUS due to the laws of such country, such amount shall be deducted by SB, and it shall notify CADUS and promptly furnish CADUS with copies of any tax certificate or other documentation evidencing such withholding.

     7.6      Notice of Milestones

SB shall provide CADUS with written notice of each of the milestone events listed in Paragraphs 3.3(g) and 6.6 within 30 days of its occurrence:

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8.   INFRINGEMENT ACTIONS BY THIRD PARTIES; PATENT ENFORCEMENT

     8.1

In the event of the institution of any suit by a Third Party against CADUS, SB or its licensees for patent infringement involving the manufacture, use, sale, distribution or marketing of Product (including the use of Screens and Targets), the party sued shall promptly notify the other party in writing. The other party shall have the right, to the extent of its interest, but not the obligation to defend or participate in the defense of such suit at its own expense. CADUS and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

     8.2

     (a) In the event that CADUS or SB becomes aware of actual or threatened infringement of a SB Patent or CADUS Patent anywhere in the Territory, that party shall promptly notify the other party in writing. The owner of the SB

Patent or CADUS Patent shall have the first right but not the obligation to bring, at its own expense, an infringement action against any Third Party and to use the other party's name in connection therewith. CADUS and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

     (b) If CADUS does not commence a material infringement action with respect to a CADUS Patent covering a Product for which CADUS is aware of actual infringement within ninety (90) days, SB, after notifying CADUS in writing, shall be entitled to bring such infringement action at its own expense to the extent that SB is licensed thereunder and in its own name and/or in the name of CADUS. The foregoing notwithstanding, in the event that an alleged infringer certifies pursuant to 21 USC 355(b)(2)(A)(vii)(IV) or (j)(2)(A)(iv) against an issued CADUS Patent covering a Product, the party receiving notice of such certification shall immediately notify the other party of such certification, and if fourteen (14) days prior to expiration of the forty-five (45) day period set forth in 21 USC 355(c)(3)(C) or (j)(4)(B)(iii), the owner of the CADUS Patent fails to commence an infringement action, the party receiving notice, in its sole discretion, at its own expense and to the extent that it is licensed under the CADUS Patent, shall be entitled to bring such infringement action in its own name and/or in the name of the owning party and shall have full control over its conduct, including settlement thereof provided such settlement shall not be made without the prior written consent of CADUS if it would adversely affect the patent rights of CADUS. In any event, CADUS shall assist SB and cooperate in any such litigation at SB's request without expense to SB.

     8.3

CADUS and SB shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Fifty percent (50%) of any excess amount shall be paid to the owner of the infringed patent and the remaining fifty (50%) shall be shared between SB and CADUS in an amount proportional to their respective expenses.

     8.4

The parties shall keep one another informed of the status of and of their respective activities regarding any such litigation or settlement thereof.

     8.5

The owner of a SB Patent or CADUS Patent shall have the first right to seek extensions of the terms of the patent and to seek to obtain SPCs, provided that if SB is developing, selling or planning to sell a product covered by a CADUS patent, SB shall have the second right. Each party shall assist the other in the obtaining of such extensions or SPCs including by authorizing the other party to act as its agent.

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




9.   OWNERSHIP OF INVENTIONS; PATENTS

     9.1      Ownership of Inventions

     (a) The entire right and title in all CADUS Technology and CADUS Patents, shall be owned solely by CADUS. The cost for patent applications and patent maintenance for such CADUS Patents shall be borne by CADUS.

     (b) The entire right and title in all SB Technology and SB Patents, shall be owned solely by SB. The cost for patent applications and patent maintenance for such SB Patents shall be borne by SB.

     9.2      Joint Inventions

     (a) The Parties recognize that, as a result of the collaboration between SB and CADUS during the conduct of the Research Program hereunder, certain Inventions may be deemed to be Joint Inventions. In that event, the Parties shall jointly own Patents and inventor's certificates covering such Joint Invention, provided the cost for patent applications and patent maintenance for such Joint Inventions shall be borne by the Parties on an equal basis (unless a party wishes to abandon its rights therein). Notwithstanding the foregoing, the Parties acknowledge that joint inventions which are SB Technology as defined in subparagraph (2) of such definition are governed by Paragraph 9.1 (b) and not by Paragraph 9.1(a) and are not Joint Inventions.

     (b) The parties shall provide each other with copies of patent applications filed for Joint Inventions under Paragraph 9.2(a).

     (c) The parties agree that Joint Inventions with respect to anything that is not a human therapeutic and arising from (1) the use of an SB Target shall be deemed SB Technology and owned by SB; (2) the use of a CADUS Target shall be deemed to be CADUS Technology and owned by CADUS; and (3) the use of an Other Target shall be deemed to be both CADUS Technology and SB Technology and owned jointly by CADUS and SB.

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10.  INDEMNIFICATION

     10.1     Indemnification

Each Party shall indemnify, defend and hold the other Party, its Affiliates, its licensees and its sublicensees, and their respective directors, officers, employees and agents, harmless from and against any and all liabilities, damages, losses, penalties, costs and expenses (including the fees of attorneys and other professionals) arising out of or resulting from:

     (a) negligence, recklessness or intentional acts or omissions of the indemnifying Party, its Affiliates or sublicensees, and their respective directors, officers, employees and agents, in connection with the work performed by such party under the Research Program; and

     (b) any warranty claims, Product recalls or any claims of personal injury or property damage relating to the manufacture, use, distribution or sale of any Product developed or marketed by it.

     10.2     Notice

In the event that either Party is seeking indemnification under Paragraph 10.1, such Party shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle it at the sole discretion of the indemnifying Party), and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

11.  PUBLICATION; CONFIDENTIALITY

     11.1     Notification

Both Parties recognize that each may wish to publish the results of their work relating to the Research Program. However, both parties also recognize the importance of acquiring patent

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




protection on inventions and that publication restrictions do exist on SB Technology or CADUS Technology received from a Third Party. Consequently, any proposed publication including the other's technology by either Party shall comply with this Section 11. At least thirty (30) days before a manuscript is to be submitted to a publisher, the publishing Party will provide the other Party with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the other Party with a copy of the abstract (if one is submitted) at least thirty (30) days before it is to be submitted. The publishing Party will also provide to the other Party a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least thirty (30) days before the presentation is made. For the purposes of clarity, CADUS may not publish anything that is included in subparagraph (2) of the definition of SB Technology.

     11.2     Review of Proposed Publications

The receiving Party will review the manuscript, abstract, text or any other material provided under Section 11.1 to determine if patentable subject matter is disclosed. The reviewing Party will notify the publishing Party within fifteen (15) working days of receipt of the proposed publication if the reviewing Party, in good faith, determines that patentable subject matter is or may be disclosed, or if the reviewing Party, in good faith, believes confidential or proprietary information is or may be disclosed. If it is determined by the reviewing Party that patent applications should be filed, the publishing Party shall delay its submission for publication or presentation for a period not to exceed thirty (30) days from the reviewing Party's receipt of the proposed publication to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the thirty
(30) day period, the Parties will discuss the need for obtaining an extension of the publication delay beyond the thirty (30)-day period. If it is determined in good faith by the reviewing Party that confidential or proprietary information of it is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication to avoid such disclosure. The publishing Party of any manuscript, text or oral presentation will acknowledge the other Party for its contribution to the material being published or presented and to the Research Program. Each party shall be named as a co-author on such publications disclosing the information of the other Party.

     11.3     Confidentiality; Exceptions

Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of the Research Program and for five (5) years thereafter the receiving Party, its Affiliates, its licensees and its sublicensees shall keep, and shall ensure that its officers, directors, employees and consultants keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party, its Affiliates, its licensees or its sublicensees or developed under any Research Program pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (ii) was already known to the recipient as evidenced by prior written documents in its possession; or (iii) is disclosed to the recipient by a Third Party who is not in default of any confidentiality obligation to the disclosing Party ("Confidential Information"). Notwithstanding the above, (1) SB may disclose SB Technology (other than SB Technology subject to Paragraph 5.3 as long as CADUS is the exclusive licensee thereof) to Third Parties; and (2) CADUS may disclose SB Technology licensed to it under Paragraph 5.3 and Compounds licensed to it pursuant to Paragraph 4.1(e).

     11.4     Exceptions

The restrictions contained in Paragraph 11.3 shall not apply to Confidential Information that (i) is submitted by the recipient to governmental authorities to facilitate the issuance of marketing approvals for a Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, for consulting, development, manufacturing, external testing and marketing trials; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

     11.5     Confidentiality Obligation of CADUS

Subject to Paragraphs 11.1 and 11.2, CADUS agrees that, for the term of the Research Program it shall keep completely confidential and shall not publish or otherwise disclose confidential information pertaining to CADUS Technology, except to the extent that CADUS can establish by competent proof that such information:

     (a) was or became generally available to the public or otherwise part of the public domain other than through any act or omission of CADUS in breach of this Agreement;

     (b) was disclosed under requirement of law or by order or regulation of a governmental agency or a court of competent jurisdiction, including without limitation any requirement to disclose such information to any governmental agency for purposes of obtaining approval to market the Products;

     (c) is only information for which CADUS has sought patent or equivalent protection, including the filing of a patent application; or

     (d) was disclosed to any Third Party under an obligation of confidentiality, including consultants of CADUS, other licensees or potential licensees of CADUS or potential investors in or business partners of CADUS.

     11.6     Limitations on Use

Each Party shall use, and cause each of its Affiliates, its licensees and its sublicensees to use, any Confidential Information obtained by it from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the covered activities or the transactions contemplated hereby.

     11.7     Remedies

Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates, its licensees and/or its sublicensees from any violation or threatened violation of this Section 11.

     11.8     Survival

The provisions of this Section 11 shall be in addition to, and not in limitation of, the provisions of separate Confidentiality Agreements between CADUS and SmithKline Beecham Corporation, dated July 16, 1993 and September 14, 1995 (the Confidentiality Agreements), which shall survive in full force and effect except to the extent they are fundamentally inconsistent with this Agreement, in which case, the terms of this Agreement shall control. SmithKline Beecham p.l.c. hereby agrees to bound by the terms and conditions of the Confidentiality Agreements.

12.  TERM; TERMINATION OF LICENSES

     12.1     Term

This Agreement shall become effective as of the Effective Date and shall remain in full force and effect unless earlier terminated as provided in this Section 12.

     12.2     Termination of Licenses


     (a) Failure by either Party or its Affiliates to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the defaulting

Party notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot be cured within such sixty (60)-day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate the licenses it granted to the defaulting Party and its Affiliates pursuant to
Section 5 (other than the license granted to SB under Paragraph 5.4(b) hereof) of this Agreement by giving written notice to take effect immediately upon delivery of such notice. The right of either Party to terminate such licenses, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default. Neither the failure by CADUS to achieve the Key Check Point nor the failure to agree on an Annual Research Plan pursuant to Paragraph 3.1 shall give SB the right to exercise its termination rights under this Paragraph 12.2(a). The failure by SB to meet the requirements of Paragraphs 3.5(a) or 4.1(g) shall not give CADUS the right to exercise its termination rights under this Paragraph 12.2(a).

     (b) Termination by CADUS, pursuant to this Paragraph 12.2, of the licenses it granted to SB under Section 5 (other than the licenses granted to SB under Paragraph 5.4(b) hereof) of this Agreement shall also terminate the rights and obligations of the Parties set forth in Section 3 (other than Paragraphs 3.3(f) and (g), 3.8(b), and 3.12(c) thereof) of this Agreement but shall not terminate any other rights and obligations of the Parties under this Agreement. Within ten
(10) working days after such termination, SB shall pay to CADUS the amount of funding it would have provided to CADUS pursuant to Paragraphs 3.3(a), (b), and
(d) hereof through the end of the term of the Research Program. Upon such termination, (i) CADUS shall have no further obligation to conduct the Research Program, (ii) SB shall deliver to CADUS all data, reports and records in SB's possession or control which relate to the Research Program and (iii) SB shall return to CADUS or destroy all Screens and Substances developed under the Research Program in its possession or control.

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





     (c) Termination by SB, pursuant to this Section 12.2, of the licenses it granted to CADUS under Section 5 of this Agreement shall also terminate the rights and obligations of the Parties set forth in Section 3 (other than Paragraphs 3.3(f) and (g), 3.8(b), and 3.12(c) thereof) of this Agreement but shall not terminate any other rights and obligations of the parties under this Agreement. Upon such termination, (i) CADUS shall have no further obligations to conduct the Research Program, (ii) SB shall have no further obligation to fund the Research Program under Paragraphs 3.3(b) and (d), and (iii) CADUS shall return to SB or destroy all SB Targets and Third Party Targets and all Screens in its possession or control that incorporate SB Targets and/or Third Party Targets.

     12.3

Either party may terminate the licenses granted under this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

     12.4

Notwithstanding the bankruptcy of CADUS or SB, or the impairment of performance by CADUS or SB of its obligations under this Agreement as a result of bankruptcy or insolvency of CADUS or SB, the other party shall be entitled to retain the licenses granted herein, and SB licensees shall be entitled to retain their rights as provided in this Agreement, subject to rights of a party to terminate such licenses for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.

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




     12.5

Neither party shall have the right to terminate the licenses under this Agreement except pursuant to Paragraphs 12.2(a), 12.2(b), 12.2(c), and 12.3, provided however that nothing in this Agreement shall limit any remedies for breach which may be available pursuant to a judgment of a court, in law or equity, including termination of this Agreement or of any or all rights hereunder.


13.  FORCE MAJEURE AND HARDSHIP

     13.1     Events of Force Majeure

Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement (other than its payment and reporting obligations set forth in Section 6 hereof) when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event SB or CADUS, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing (other than its payment and reporting obligations set forth in Section 6 hereof) for so long as it is so disabled (but not beyond the period of twelve (12) months following its giving of such notice) and the thirty (30) days thereafter.

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14.  MISCELLANEOUS

     14.1     Relationship of Parties

Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     14.2     Covenant Not to Solicit Employees

Neither Party shall at any time during the term of the Research Program and for a period of two (2) years thereafter, directly or indirectly, in any manner or under any circumstances or conditions whatsoever solicit, induce or attempt to induce any management employee or scientist of the other Party or of any Affiliate of the other Party to terminate his or her employment with such Party or such Affiliate.

     14.3     Assignment

Neither Party shall be entitled to assign its rights or transfer its obligations hereunder without the express written consent of the other Party hereto, except that both SB and CADUS may otherwise assign their respective rights and transfer their respective obligations hereunder to any assignee of all or substantially all of their respective businesses or in the event of their respective merger or consolidation or similar transaction, provided that the right conferred by Paragraph 4.1(f) shall not be assigned by CADUS if the assignee of all or substantially all of CADUS's business is a pharmaceutical company (having world-wide pharmaceutical sales in excess of the equivalent of One Billion US Dollars) or in the event CADUS merges, consolidates or enters into a similar transaction with a pharmaceutical company (having world-wide pharmaceutical sales in excess of the equivalent of One Billion US Dollars) in which event such right shall immediately terminate. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement. Notwithstanding the preceding, SmithKline Beecham Corporation and SmithKline Beecham p.l.c. may assign and/or delegate any rights and/or obligations hereunder to an Affiliate of either of them without the consent of CADUS; provided however that such assignment shall not relieve SmithKline Beecham Corporation and SmithKline Beecham p.l.c. of any of their obligations hereunder.

     14.4     Further Actions

Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     14.5     Notice

Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by registered or certified mail (return receipt requested), facsimile transmission (receipt verified), express courier service (signature required), or telegram, prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

         (a)          In the case of SB, to:
                      Dr. Peter N Goodfellow
                      Sr. Vice President
                      Biopharmaceuticals R&D
                      New Frontiers Science Park (North)
                      Third Avenue
                      Harlow
                      Essex
                      CM19 5AD

                      Facsimile No.:        011441279627213


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




              With a copy to:

                      Dr. John Keller
                      Director
                      Alliance and  Technologies Group
                      709 Swedeland Road
                      King of Prussia, PA 19406

                      Facsimile No.: 610-270-5964

     (b)      In the case of CADUS, to:

                      CADUS Pharmaceutical Corporation
                      777 Old Saw Mill River Road
                      Tarrytown, New York 10591-6705
                      Attention:  President

                      Facsimile No.:  (914) 345-3565

              With a copy to:

                      Morrison Cohen Singer & Weinstein, LLP
                      750 Lexington Avenue
                      New York, New York 10022
                      Attention:  Salomon R. Sassoon, Esq.

                      Facsimile No.: (212) 735-8708

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If sent by mail, facsimile transmission, express courier service, or telegram, the date of mailing or transmission shall be deemed to be the date on which such notice or request has been given.

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     14.6     Use of Name

Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other

Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

     14.7     Public Announcements

Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. In the event of a required public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement. Notwithstanding the foregoing, either Party may publicly disclose previously disclosed non-confidential information without the consent of the other.

     14.8     Waiver

A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     14.9     Compliance with Law

Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

     14.10    Severability

When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

     14.11    Amendment

No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

     14.12    Governing Law


This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to its choice of law principles.

     14.13    Arbitration

The Parties agree that they shall use their best efforts to settle amicably any disputes, differences or controversies arising between them out of or in connection with this Agreement. However, the Parties irrevocably agree that any dispute arising out of or in connection with this Agreement, including but not limited to any question regarding its existence, validity or termination, if not so settled within thirty (30) days after occurrence thereof, shall be finally determined by arbitration. Unless the Parties otherwise agree, arbitration shall be held in New York if the request is made by SB and in Pennsylvania if the request is made by CADUS. The arbitration shall be conducted by three arbitrators who are appointed and who shall conduct such arbitration in accordance with the commercial rules of the American Arbitration Association then obtaining. The award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

     14.14    Entire Agreement

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So far as permitted by law and except in the case of fraud or misrepresentation, this Agreement, the Stock Purchase Agreement and the Confidentiality Agreements set forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby. In the event of any conflict between this Agreement and the Stock Purchase Agreement on the price of shares, the Stock Purchase Agreement controls.

     14.15    Counterparts

This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

     14.16    Descriptive Headings

The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     14.17    Further Collaboration

After the Effective Date, the parties intend to discuss developments of technology related to CADUS Technology and other enhancements of the Research Program. However, the parties are under no obligation to enter into any agreements regarding such developments and enhancements.

                                      64

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     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.




                              SMITHKLINE BEECHAM CORPORATION

                              By:   /s/ Jean-Pierre Garnier
                                    ------------------------------
                              Name:    Jean-Pierre Garnier
                                    ------------------------------
                              Title: Chief Operating Officer
                                    ------------------------------


                              SMITHKLINE BEECHAM p.l.c.

                              By:   /s/ Jean-Pierre Garnier
                                    ------------------------------
                              Name:    Jean-Pierre Garnier
                                    ------------------------------
                              Title: Chief Operating Officer
                                    ------------------------------


                              CADUS PHARMACEUTICAL CORPORATION

                              By:   /s/ Jeremy M. Levin
                                    ------------------------------
                              Name:  Jeremy M. Levin
                                    ------------------------------
                              Title:  Chief Executive Officer
                                    ------------------------------